Exhibit 99.1

FOR IMMEDIATE RELEASE

TCR2 Therapeutics Announces Exercise of Over-Allotment Option

Cambridge, Mass., February 26, 2019 – TCR2 Therapeutics Inc. (Nasdaq: TCRR), a clinical-stage immunotherapy company developing the next generation of novel T cell receptor (TCR) therapies for patients suffering from cancer, today announced that the underwriters of its recent initial public offering of common stock have exercised in full their over-allotment option and purchased an additional 750,000 shares at $15.00 per share, before deducting underwriting discounts and commissions. The exercise of the underwriters’ over-allotment option closed on February 26, 2019, with all of the over-allotment shares sold by TCR2. After giving effect to the sale of the over-allotment shares, a total of 5,750,000 shares of common stock were offered and sold in the offering.

On February 13, 2019, TCR2 priced its initial public offering of 5,000,000 shares of common stock at $15.00 per share. Following the closing of the exercise of the underwriters’ over-allotment option, TCR2 has received aggregate gross proceeds, before deducting underwriting discounts and commissions and offering expenses, of approximately $86.3 million.

Jefferies, SVB Leerink and BMO Capital Markets acted as joint book-running managers for the offering. Wedbush PacGrow and China Renaissance acted as co-managers for the offering.

The offering of these shares was made by means of a prospectus forming part of the effective registration statement relating to these shares. Copies of the prospectus may be obtained from: Jefferies LLC, Attention: Equity Syndicate Prospectus Departments, 520 Madison Avenue, 2nd Floor, New York, NY 10022, by phone at (877) 821-7388, or by email at Prospectus_Department@Jefferies.com; SVB Leerink LLC, Attention: Syndicate Department, One Federal Street, 37th Floor, Boston, MA, 02110, by e-mail at syndicate@svbleerink.com, or by phone at (800) 808-7525, ext. 6132; or BMO Capital Markets Corp., Attn: Equity Syndicate Department, 3 Times Square, 25th Floor, New York, NY 10036, tel: (800) 414-3627, email: bmoprospectus@bmo.com.

Important Information

A registration statement relating to the offering has been filed with, and declared effective by, the United States Securities and Exchange Commission (“SEC”). Copies of the registration statement can be accessed through the SEC’s website at www.sec.gov. This press release does not constitute an offer to sell or a solicitation of an offer to buy, nor will there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful before registration or qualification under the securities laws of that state or jurisdiction.

About TCR2 Therapeutics

TCR2 is an innovative immunotherapy company developing the next generation of novel T cell receptor therapies for patients suffering from cancer.

Media:

Kathy Vincent

(310) 403-8951

kathy@kathyvincent.com

Investors:

Ian Somaiya

Chief Financial Officer

(617) 949-5210

ian.somaiya@tcr2.com

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